Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 61 Dated Monday, December 02, 2002
(To: Prospectus Dated August 20, 2002 and Prospectus Supplement Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XJK0	$4,750,000.00	100.000%	1.500%	$4,678,750.00	5.000%	Semi-Annual	12/15/2012	06/15/2003	$26.39	YES	Subordinated Unsecured Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1stCoupon Amount	Survivor's Option	Product Ranking
06050XJL8	$2,910,000.00	100.000%	2.000%	$2,851,800.00	5.650%
Semi-annual
							12/15/2017	06/15/2003	$29.82	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2005 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 12/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XJM6	$944,000.00	100.000%	2.500%	$920,400.00	5.850%	Semi-Annual	12/15/2022	06/15/2003	$30.88	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2006 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 12/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL, LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XJN4	$15,010,000.00	100.000%	2.500%	$14,634,750.00	6.100%	Semi-Annual	12/15/2027	06/15/2003	$32.19	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2007 and every coupon date thereafter.
The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring 12/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC and INCAPITAL LLC.  Agents:  A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney, UBS PaineWebber

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255

Trade Date: Monday, December 02, 2002 @12:00 PM ET
Settlement Date: Thursday, December 05, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody's Investor Services Rating: Subordinated: Aa3
S&P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02